EXHIBIT 99.1
Post Holdings to File Amended Financial Statements
Following Ralcorp’s Announcement
St. Louis, Missouri - May 7, 2012 - Post Holdings, Inc. (NYSE:POST), announced today that as a result of Ralcorp’s recently announced restatement, it will restate its own previously issued financial statements for the fiscal year ended September 30, 2011 included in the company’s Form 10 registration statement and the first quarter fiscal 2012 financial statements contained in the company’s quarterly report on Form 10-Q for the fiscal quarter ended December 31, 2011.
The restatement pertains to the previously disclosed $364.8 million goodwill impairment charge recorded by Ralcorp in the fourth quarter of fiscal 2011 related to Ralcorp’s Post brand cereal business. Recently, in finalizing the accounting for the separation of what was the Post brand cereal business, Ralcorp identified an error in the amount of deferred tax liabilities used in its fourth quarter of fiscal 2011 goodwill impairment analysis. As a result, the net book value of the net assets associated with Post was understated and, by extension, the goodwill impairment recorded in the fourth quarter of fiscal 2011 was also understated. Ralcorp concluded that an additional after-tax impairment charge of approximately $54 million should have been reflected in the fourth quarter of fiscal 2011. The error had no impact on the statement of operations for the period ended December 31, 2011 and will not have any impact on the statement of operations for the period ended March 31, 2012.
The restatement does not affect the company’s revenue, liquidity or cash flow, and does not impact Post’s compliance with financial covenants under its credit facility or indenture. Post has informed the administrative agent under its senior secured credit facility of the restatement and will work with the administrative agent to obtain waivers or amendments, if any are necessary.
Forward-Looking Statements
Certain matters discussed in this press release are forward-looking statements. In this press release, such forward-looking statements include, without limitation, statements regarding the anticipated implications of the restatement. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include the impact of the adjustment; the timing of the restatement; the company’s ability to file its Form 10-Q for the second quarter of 2012 by the original or an extended deadline; impact of our separation from Ralcorp and risks relating to our ability to operate effectively as a stand-alone, publicly traded company; our high leverage and substantial debt, including covenants that will restrict the operation of our business; our ability to achieve benefits from our separation; our obligations to indemnity Ralcorp if the separation is taxable under certain circumstances; restrictions on our taking certain actions due to tax rules and covenants with Ralcorp; changes in our cost structure, management, financing and business operations following the separation; significant increases in the costs of certain commodities, packaging or energy used to manufacture our products; our ability to continue to compete in our product market against manufacturers of both branded and private label cereal products and our ability to retain our market position; our ability to maintain competitive pricing, successfully introduce new products or successfully manage our costs; our ability to successfully implement business strategies to reduce costs; impairment in the carrying value of goodwill or other intangibles; the loss or bankruptcy of a significant customer; allegations that our products cause injury or illness, product recalls and product liability claims and other litigation; our ability to anticipate changes in consumer preferences and trends; changes in consumer demand for ready-to-eat cereals; our ability to service our outstanding debt or obtain additional financing; disruptions in the U.S. and global capital and credit markets; legal and regulatory factors including changes in food safety, advertising and labeling laws and regulations; disruptions or inefficiencies in supply chain; fluctuations in foreign currency exchange rates; consolidations among the retail grocery and foodservice industries; change in estimates in critical accounting judgments and changes to or new laws and regulations affecting our business; losses or increased funding and expenses related to our qualified pension plan; loss of key employees; labor strikes or work stoppages by our employees; changes in weather conditions, natural disasters and other events beyond our control; business disruptions caused by information technology failures; and other risks described in the company’s filings with the Securities and Exchange Commission. These forward-looking statements represent the company’s judgment as of the date of this press release. The company disclaims, however, any intent or obligation to update these forward-looking statements.
About Post Holdings, Inc.
Post Holdings, Inc. is the parent company of Post Foods, LLC. Post has enriched the lives of consumers, bringing quality foods to the breakfast table since the company’s founding in 1897. Post’s products are generally sold to supermarket chains, wholesalers, supercenters, club stores, mass merchandisers, distributors, convenience stores and the foodservice channel in North America. Those products are manufactured at four facilities located in Battle Creek, Michigan; Jonesboro, Arkansas; Modesto, California; and Niagara Falls, Ontario. Post’s portfolio of brands includes diverse offerings to meet the taste and nutritional needs of all families, including such favorites as Honey Bunches of Oats®, Pebbles®, Great Grains®, Post Shredded Wheat®, Post® Raisin Bran, Grape-Nuts®, and Honeycomb®.  Post is dedicated to health and wellness, offering consumers a variety of cereal choices to meet their nutritional needs from whole grain and fiber to lower sugar offerings. For more information, visit www.postfoods.com.
 Contact:
Pia Koster
Post Holdings, Inc.
Director, Investor Relations
(314) 644-7678 (POST)